 Exhibit 99.1

PW EAGLE, INC.

FOR:                PW Eagle, Inc.
                        1550 Valley River Drive
                        Eugene, OR 97440
                        (Nasdaq-NMS: "PWEI")

CONTACT:    William Spell
                        Chairman, PW Eagle, Inc.
                        612-371-9650

Jerry Dukes Named CEO and Scott Long Named Executive Vice President of PW Eagle

Eugene, Oregon - March 23, 2005 - PW Eagle, Inc. (Nasdaq-NMS: "PWEI") today announced that Jerry Dukes who has been President since October 2003 has been promoted to CEO and President. The CEO position had been vacant since January 2004.   PW Eagle also announced that Scott Long who has been CFO since October 2003 has been promoted to Executive Vice President and CFO. The other members of the senior management team are: Jack Cobb, Executive Vice President Operations, Mike Stickel, Executive Vice President Sales/Marketing, Neil Chinn, Vice President Human Resources and Keith Steinbruck, Vice President - Technical Director.

William Spell, Co-Chair of PW Eagle, said, "We are very pleased with the way in which the PW Eagle management team has performed since the management restructuring that we effected in the fall of 2003. While the senior management team has not changed, these promotions recognize that this team led by Jerry Dukes has done an excellent job of operating the business".

PW Eagle is a leading extruder of PVC pipe products, and its subsidiary, USPoly, is an extruder of polyethylene pipe. The Company and USPoly operate fifteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI".

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